Exhibit 10.7

MAXYGEN, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of [                    ] (the “Effective Date”), is made by and between Maxygen, Inc., a corporation formed under the laws of the State of Delaware, with offices at 515 Galveston Drive, Redwood City, CA 94063 (the “Company”) and [                            ], an individual (the “Consultant”).

BACKGROUND

The Consultant is party to an Amended and Restated Change in Control Agreement (the “Change in Control Agreement”) with the Company dated [                    ]. Pursuant to the terms of the Change in Control Agreement, the Consultant agrees to enter into this Agreement following Consultant’s termination as an executive of the Company and to continue to abide by this Agreement as a condition of receiving certain benefits and payments under the Change in Control Agreement. The Company desires to have the Consultant provide consulting services to the Company, and the Consultant is willing to provide such consulting services and assistance, on the terms and conditions set forth below. Accordingly, the parties hereto hereby agree as follows:

1. Consulting Services.

1.1 The Consultant shall advise the Company and its Affiliates and their respective management, employees and agents regarding the business of the Company. The Consultant shall at all times retain the right to control the manner and means of performance hereunder; provided, however, that the Consultant shall at all times provide the services and otherwise perform his obligations hereunder in a professional manner, with reasonable skill and care and in accordance with the terms and conditions of this Agreement.

1.2 From time to time during the term of this Agreement (including any extension or renewal term thereof) upon request by the Company, the Consultant shall provide consulting and advisory services to the Company and its Affiliates and their respective management, employees and agents at reasonable times agreed upon by the Consultant and the Company at the Company’s offices, or such other locations as may be agreed upon by the Consultant and the Company. Such consultation may be provided by telephone, by electronic mail, by audioconference, by videoconference and/or through written correspondence.

2. Consideration; Payment.

2.1 In consideration for consulting services provided by the Consultant to the Company hereunder, the Company shall pay to the Consultant a consulting fee of $[        ] per hour for each hour devoted to consulting for the Company as provided hereunder (“Consulting Hour”). Unless otherwise agreed to in writing by the parties, the Consultant’s consulting time shall not include travel time.

2.2 In addition to any consulting fees due to the Consultant pursuant to Section 2.1 above, the Company will reimburse reasonable out-of-pocket expenses (including reasonable travel expenses) actually incurred by the Consultant in the course of performing the consulting services hereunder, in compliance with the Company’s travel policies for its officers and subject to customary written verification of such expenses in a form reasonably satisfactory to the Company, within thirty (30) business days after the Company’s receipt from the Consultant of a proper written invoice therefore.

2.3 The Consultant shall provide to the Company a written invoice of any services provided by Consultant and the date and time spent on such consulting services.

2.4 The Consultant and Company agree that the time spent on services Consultant is expected to perform under this Agreement will not exceed 20% of the average level of time spent on services Consultant performed for the Company over the immediately preceding three-year period.

2.5 The Consultant will not be eligible for, nor will participate in, any health, pension, or other employee benefit plan sponsored or established by the Company for the benefit of its employees.

3. Term and Termination.

3.1 The term of this Agreement will begin on the Termination Date (as defined in the Change in Control Agreement) and the Agreement will continue in full force and effect until the third anniversary of the Termination Date, unless earlier terminated as provided in Sections 3.2 and 3.3 below or extended or renewed pursuant to Section 3.4 below (the “Term”).

3.2 The Company may terminate this Agreement for any reason or no reason with at least ninety (90) days written notice of termination to the Consultant.

3.3 This Agreement will terminate automatically upon the Consultant’s death, or in the event the Consultant becomes disabled and such disability substantially impairs the Consultant’s ability to carry out his or her obligations hereunder. In such case, the Company’s obligation to pay ceases after the date of termination, except for those services actually performed on or prior to the date of such termination.

3.4 This Agreement may be extended or renewed for additional agreed upon periods upon the written agreement of the parties.

3.5 In the event, following the first anniversary of the Termination Date, Executive’s obligations under this Agreement render Executive unable to secure employment with a new employer, then the parties (including any party who succeeds to the Company’s interests as a result of a Change of Control), shall negotiate in good faith a modification or earlier termination of this Agreement.

4. Certain Other Contracts.

The Consultant shall not disclose to the Company, or bring onto the Company’s premises, or induce the Company to use, any information that the Consultant is obligated to keep confidential pursuant to an existing agreement with any third party, and nothing in this Agreement will be construed to impose any obligation on the Consultant to the contrary.

The Consultant shall not perform consulting work hereunder on time that the Consultant is required to devote to any third party. The Consultant shall not use the funding, resources and facilities of any third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.

The Consultant has disclosed and, during the term of this Agreement (including any extension or renewal term thereof), shall continue to disclose to the Chief Executive Officer of the Company, or his designee, any conflicts between this Agreement and any other agreements or obligations binding the Consultant.

The Consultant acknowledges that, except as set forth in the Change in Control Agreement, the Company has not made any agreement or commitment, or offered to the Consultant any such agreement or commitment, (i) to have the Consultant perform any additional services, (ii) to make any other payments to the Consultant, or (iii) to enter into any other agreement with or commitment to the Consultant.

5. Inventions and Documents; Assignment.

The Consultant shall promptly and fully disclose to the Chief Executive Officer of the Company (or his designee) any and all work product and intellectual property, including without limitation any invention, improvement, algorithm, code, discovery, process, know-how, design right, copyright, mask work, formula, technique, method, and/or trade secret, whether or not patentable, whether or not copyrightable, made, discovered, conceived, developed, generated, contributed to, or first reduced to practice by the Consultant, either alone or jointly with others, while performing or arising from the services provided hereunder (collectively, “Inventions”). The Consultant understands and agrees that all Inventions are and shall remain the exclusive property of the Company and shall be treated as Confidential Information (as defined in Section 6 below). The Consultant agrees to assign and hereby assigns to the Company (or its designee) all right, title and interest in and to any such Inventions. The Consultant shall execute all instruments necessary to perfect the assignment of such Inventions to the Company (or its designee) and to enable the Company or its designee to apply for, obtain, and enforce patents, copyrights and other intellectual property rights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as the Consultant’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain such patents, copyrights and other intellectual property rights, and to enforce the Company’s rights (or the rights of its designee) under this paragraph.

The parties acknowledge that all original works of authorship, including but not limited to computer software, which are made by the Consultant within the scope of the consulting services provided to the Company hereunder and which are protectable by copyright shall be “works made for hire” within the meaning of the Copyright Law of the United States of America and its related laws contained in Title 17 of the United States Code and are hereby assigned to Company (or its designee) pursuant to such laws; provided, however, that in no event shall anything in this Agreement be construed to render the Consultant an employee of the Company under any state or local labor or employment laws.

All documents, data and/or other records provided by or obtained from the Company or created as a result of the consulting services provided hereunder, including any summary, abstract or excerpt thereof, (the “Documents”) are, will be and shall remain the Company’s sole property and must be promptly returned to the Company when this Agreement expires or terminates, as the case may be. Any copyright in such Documents and any other documents of any other work prepared for the Company by the Consultant shall be solely owned by the Company.

No royalty or other payment will be due to the Consultant in respect of any Inventions or the assignment thereof to the Company.

This Section 5 will survive the expiration or termination of this Agreement.

6. Confidentiality.

The Consultant acknowledges that, during the course of performing the consulting services hereunder, confidential and proprietary information (i) owned by the Company and/or its Affiliates (e.g., technical information, business plans, identification or characterization of biological or other materials, results and/or design of experiments and/or preclinical or clinical testing, financial analysis or marketing plans), and/or (ii) received by the Company and/or its Affiliates in confidence from one or more third parties, may, in each case, be disclosed to the Consultant by or on behalf of the Company, and that in connection with the consulting activities conducted by Consultant under this Agreement the Consultant will be developing information and creating work product related to the Field (e.g. inventions, projects, products, potential customers, personnel, business plans, finances and/or other commercially valuable information). All such information described in the previous sentence, whatever its form or medium (whether in written, oral, electronic, or graphic format), shall be referred to as “Confidential Information.” The Consultant acknowledges and agrees that the Company’s business area is extremely competitive, that the success of the Company’s business is dependent in part upon the maintenance of secrecy of Confidential Information, and that any disclosure of the Confidential Information would result in serious harm to the Company.

The Consultant agrees that the Confidential Information of the Company will be used by the Consultant only in connection with the consulting services hereunder, and will not be used in any way that is detrimental to the Company.

The Consultant agrees to hold in strict confidence and not to disclose, directly or indirectly, the Confidential Information of the Company to any third person or entity, other than representatives or agents of the Company.

The term “Confidential Information” does not include information to the extent that it (i) is or becomes generally available to the public other than through breach of this Agreement or other wrongful act by the Consultant, (ii) was already lawfully within the Consultant’s possession prior to being furnished to the Consultant by or on behalf of the Company hereunder, or (iii) becomes available to the Consultant on a nonconfidential basis from a third party who has no obligation of confidentiality to the Company or any of its Affiliates. Specific Confidential Information shall not be deemed to be within any of the foregoing exclusions merely because it is within the scope of more general information within one or more of the exclusions. Further, any combination of Confidential Information (whether or not combined with non-confidential information) shall not be deemed to be within the above exceptions merely because one or more individual items of Confidential Information are within the above exceptions.

The Consultant may disclose any Confidential Information that is required to be disclosed by applicable law, government regulation or court order; provided that if any such disclosure is required, the Consultant shall give the Company reasonable advance notice of any such contemplated disclosure so that the Company may seek a protective order or take other action reasonable in light of the circumstances to prevent and/or limit the scope of any such disclosure.

Upon expiration or termination of this Agreement, the Consultant will promptly return to the Company or, at the Company’s request, destroy (and provide to the Company written confirmation of such destruction) all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies, excerpts, summaries and abstracts of any of the foregoing. Notwithstanding such return or destruction, as the case may be, the Consultant shall continue to be bound by the terms and conditions of this Section 6 for a period of five (5) years after the termination or expiration of this Agreement. This Section 6 shall survive the termination or expiration of this Agreement (including any extension or renewal term thereof).

7. Use of Equipment and Facilities. If, at any time, the Consultant is required to work at any of the Company’s premises or use any of its equipment, the Consultant will comply with all relevant health, safety and security regulations and related instructions issued by the Company.

8. Use of Name. It is understood by the Consultant that the name of the Consultant may appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company’s business.

9. No Conflict; Valid and Binding. The Consultant warrants and represents that (i) neither the execution of this Agreement nor the performance of the Consultant’s obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound, (ii) the Consultant has the legal power and authority and right to enter into and perform under this Agreement without violating the rights or obtaining the consent of any third party, and (iii) the Consultant is entering this Agreement as principal and not as agent for any other party. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company.

10. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private courier service (such as Federal Express), or (iii) five (5) days after sending when sent by first-class mail (postage prepaid), in each case to the applicable address noted herein above or to other such address as may have been last designated by the Company or the Consultant by written notice to the other party as provided herein.

11. Independent Contractor; Withholding.

The parties agree that the Consultant will at all times be an independent contractor, and not an agent or an employee, in the performance of the consulting services hereunder, and nothing in this Agreement shall be construed or have effect as constituting any relationship of employer and employee or of partnership between the Company and the Consultant. The Consultant does not have the power or authority to bind the Company or to assume or create any obligation or responsibility, express or implied, on the Company’s behalf or in the Company’s name, and the Consultant shall not represent to any person or entity that the Consultant has such power or authority. Consultant shall not act as an agent nor be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise.

The Consultant shall provide the Company with his United States Tax Identification Number (TIN) upon execution of this Agreement. The Company shall provide the Consultant with an Internal Revenue Service (IRS) Form 1099 in connection with the performance of the services hereunder. The Consultant recognizes that no amount will be withheld by the Company from the Consultant’s compensation for payment of any federal, state, or local taxes or related payroll deductions of any country, and that the Consultant has sole responsibility to pay all such taxes, if any, and file all such returns as may be required by applicable laws and regulations with respect to the Consultant’s performance of the consulting services hereunder and receipt of fees under this Agreement, and the Consultant shall indemnify and hold harmless the Company from the Consultant’s failure to do so.

12. Assignment; Successors and Assigns. Due to the personal nature of the services to be rendered by the Consultant hereunder, the Consultant may not assign this Agreement nor subcontract any of the consulting services to be performed under this Agreement. The Company may assign all its rights and liabilities under this Agreement to any of its Affiliates or to a successor to all or a substantial part of its business or assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the assigns and successors of the respective parties.

13. Advice of Counsel. Each party represents that it has voluntarily executed this Agreement having read and fully understood it, and after having the opportunity to freely consult with counsel or other advisor(s) of each party’s choice, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or the other and will be construed accordingly.

14. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15. Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 5 and/or 6 hereof. In the event of a violation by the Consultant of such Sections notwithstanding, the Company shall have the right to obtain from a court of competent jurisdiction injunctive relief and/or other similar equitable remedies for any such violation, without the requirement of posting bond or other similar measures.

16. Indemnity. The Company shall indemnify, defend and hold harmless the Consultant, from and against all expenses and liabilities arising from any claim or proceeding brought by any third party, including any shareholder of the Company, based on or relating to any services performed by Consultant for the Company pursuant to this Agreement, except to the extent that such expense or liability is due to the negligence or willful misconduct of Consultant. In the event that Consultant becomes aware of any claim or proceeding he believes is subject to this Section 16 he shall promptly notify the Company and cooperate fully with the Company and its counsel in the defense and/or settlement of any such claim or proceeding. This Section 16 shall survive the termination or expiration of this Agreement (including any extension or renewal term thereof).

17. Arbitration. The parties hereby agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration conducted in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The arbitrator shall determine what discovery will be permitted, and shall not order or require discovery against either party of a type or scope that is not permitted against the other party because of differences in applicable law. The costs of the arbitration shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees. No punitive damages may be granted by the arbitrator. The parties agree that the arbitrator’s decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator.

18. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of California without reference to the conflicts of laws principles, represents the entire understanding of the parties with respect to the subject matter hereof, supersedes and cancels all prior agreements, understandings, arrangements or representations between the parties with respect to the consulting services to be provided hereunder, and may only be amended by written agreement of the parties. Notwithstanding the above, the parties agree that the Change in Control Agreement and that certain Confidential Information, Secrecy and Invention Agreement; Employee Agreement and Release; and Non-Competition and Non-Solicitation Agreement which were entered into in connection with the Change in Control Agreement, as well as certain equity award agreements between Consultant and the Company referenced in the Change in Control Agreement, shall remain in full force and effect.

19. Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

20. Definition of Affiliates. In this Agreement, “Affiliates” means any and all corporations or other business entities which (directly or indirectly) control, are controlled by, or are under common control with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNDERSTOOD AND AGREED:

MAXYGEN, INC.	CONSULTANT:

By:	Signature:

Name:	Name: [ ]

Title:

Schedule I

The Company entered into a Consulting Agreement with each of the former executive officers of the Company listed below and with the following terms:

Former Executive Officer	Date	Hourly Consulting Fee
Russell Howard	October 1, 2009	$260
Lawrence Briscoe	October 1, 2009	$185
Elliot Goldstein	November 1, 2009	$220